EXHIBIT (d)(2)(b)

FEE REDUCTION AGREEMENT

AGREEMENT (“Agreement”) made as of this 1st day of May, 2019, between Boston Research and Management (the “Adviser”) and Eaton Vance Advisors International Ltd. (the “Sub-Adviser”) with respect to Global Income Builder Portfolio (the “Trust”).

WHEREAS, the Adviser has entered into an Investment Sub-Advisory Agreement, dated November 1, 2017, (“Sub-Advisory Agreement”) with the Sub-Adviser, which Sub-Advisory Agreement provides that the Sub-Adviser shall be entitled to receive an asset-based fee payable at specified rates;

WHEREAS, the Adviser has agreed with the Sub-Adviser and the Board of Trustees of the Trust to reduce the investment sub-advisory fee rates as described below effective May 1, 2019; and

WHEREAS, the Adviser and the Sub-Adviser wish to memorialize the foregoing in writing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Adviser and the Sub-Adviser hereby agree as follows:

1.	For so long as the Sub-Advisory Agreement shall remain in effect, notwithstanding any provisions of the Sub-Advisory Agreement to the contrary, the Adviser will reduce its sub-advisory fee for the Trust in accordance with the fee reduction schedule set forth on Appendix A hereto;

2.	This Agreement only may be terminated or amended upon the mutual written consent of the Adviser and the Sub-Adviser; provided, however, that: (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Adviser or the Trust (the “Independent Trustees”); and (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and

3.	This instrument is governed by Massachusetts law.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

BOSTON MANAGEMENT AND RESEARCH

By:	/s/ Maureen A. Gemma
Maureen A. Gemma
Vice President

EATON VANCE ADVISERS INTERNATIONAL LTD. A private limited company incorporated in England and Wales, authorized and regulated by the Financial Conduct Authority of the United Kingdom

By:	/s/ Frederick S. Marius
Frederick S. Marius
Directory and not individually